EXHIBIT 99.3

Enventis Telecom, Inc.

Balance Sheet

As of September 30, 2005 (Unaudited)

2005
Assets
Current Assets
Cash and cash equivalents	$51
Accounts Receivable
Trade, Net	7,345
Parent Company	(463)
Inventories	1,489
Costs in excess of billings	—
Deferred Income Taxes	1,072
Prepaid Expenses and other assets	651

Total Current Assets	10,145

Property and equipment, net	34,558

Total Assets	$44,703

Liabilities and shareholder’s equity
Current liabilities
Short-term financing	$232
Accounts Payable	4,404
Accrued Taxes	283
Accrued compensation and benefits	1,451
Accrued Interest	26
Note payable to Parent company	400
Income Taxes Payable	—
Current portion of long-term debt	8
Deferred Revenue	1,056

Total current liabilities	7,860

Long-term debt, less current portion	794
Deferred income taxes	6,223
Deferred revenue	846
Deferred compensation and benefits	114

Total liabilities	15,837

Commitments and contingencies

Shareholder’s equity
Common stock without par value, 1,000 shares authorized and 100 shares outstanding	383
Additional paid-in capital	26,518
Retained earnings	1,965

Total shareholder’s equity	28,866

Total liabilities and shareholder’s equity	$44,703

The accompanying notes are an integral part of these unaudited financial statements.

Enventis Telecom, Inc.

Statements of Operations

Nine Months Ended September 30, 2005 and 2004 (Unaudited)

	Nine Months Ended September 30,
(In thousands)	2005	2004
Operating revenues
Product sales	$27,705	$19,330
Consulting services	2,124	1,482
Fiber transport services	9,826	7,490

Total operating revenues	39,655	28,302

Operating expenses
Cost of product sales	24,104	15,149
Cost of product sales paid to Parent	5	3
Cost of consulting services	1,592	1,382
Cost of consulting services paid to Parent	118	102
Cost of fiber transport services	5,463	5,057
Cost of fiber transport services paid to Parent	473	438
Selling, general and administrative	4,933	4,569
Selling, general and administrative paid to Parent	870	806

Total operating expenses	37,558	27,506

Operating income	2,097	796

Interest expense	85	87

Income before income taxes	2,012	709

Provision for income taxes	840	308

Net income	$1,172	$401

The accompanying notes are an integral part of these unaudited financial statements.

Enventis Telecom, Inc.

Statement of Cash Flows

Nine Months Ended September 30, 2005 and 2004 (Unaudited)

	Nine Months Ended September 30,
(In thousands)	2005	2004
Operating activities
Net income	$1,172	$401
Depreciation and amortization	2,297	2,024
Provision for bad debt	294	350
(Gain)/Loss on sale of property and equipment	5	(52)
Deferred income taxes	110	461
Changes in operating assets and liabilities
Trade accounts receivable	(636)	(215)
Accounts receivable – Parent	744	363
Inventories	2,436	(2,365)
Costs in excess of billings	5,392	(8,694)
Prepaid expenses and other assets	(154)	7
Trade accounts payable	3,291	(1,147)
Accrued taxes	—	(295)
Accrued compensation and benefits	219	(1,256)
Accrued Interest	25	45
Deferred revenue	(4,145)	9,152

Cash provided by (used in) operating activities	11,050	(1,221)

Investing activities
Additions to property and equipment	(3,342)	(3,813)
Proceeds from sale of property and equipment	64	53

Cash used in investing activities	(3,278)	(3,760)

Financing activities
Net (decrease) increase in notes payable to Parent	(2,600)	5,404
Net decrease in borrowings from short-term financing arrangement	(6,272)	(760)
Long term borrowings	—	755
Dividends Paid	—	558

Cash (used in) provided by financing activities	(8,872)	5,957

Change in cash and cash equivalents	(1,100)	976
Cash and cash equivalents at beginning of period	1,151	13
Cash and cash equivalents at end of period	$51	$989

Supplemental cash flow information
Cash paid for interest	$59	$42
Cash paid for income taxes	$1,563	$314
Schedule of non cash financing activities
Parent company stock issued	$395	$106

The accompanying notes are an integral part of these unaudited financial statements.

Enventis Telecom, Inc.

Notes to Financial Statements

September 30, 2005 and 2004
(unaudited)

(1)           Organization, Business, and Basis of Presentation

Enventis Telecom, Inc. (“Company”), a wholly owned subsidiary of Allete, Inc. (“Parent” or “Allete”) as of September 30, 2005 and 2004, is an integrated data services provider offering fiber optic based communication and advanced data products and services to business and governmental customers in the upper Midwest. The Company conducts its operations through two product lines: (i) Enterprise Network Services (“ENS”) which sells, installs and services communication and data equipment to business and governmental customers in the upper Midwest, and (ii) Enterprise Transport Services (“ETS”) which provides fiber-based transport services in Minnesota and western Wisconsin.

On December 30, 2005 Hickory Tech Corporation (HickoryTech) completed the purchase of the Company from ALLETE, Inc. Under terms of the agreement, HickoryTech paid an initial purchase price of $35.5 million in cash, subject to normal working capital adjustments, for the transport and enterprise Internet Protocol (IP) telephony sales business. Total costs for the Enventis acquisition are approximately $37.8 million, including estimated purchase price adjustments and fees associated with the transaction. These costs are subject to final calculations in the first quarter of 2006. The Company  is now a wholly owned subsidiary of HickoryTech.

The preparation of these financial statements include the use of “carve out” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the Parent level, which related to or were incurred on behalf of the Company have been identified and allocated as appropriate to reflect the stand-alone financial results of the Company, in accordance with accounting principles generally accepted in the United States of America. In the ordinary course of business, the Parent provides various services, including accounting, treasury, tax, legal, human resources, public affairs, executive oversight and lease of fiber. Fees for these services are charged to the Company by the Parent based on specifically identifiable expenses or are allocated to the Company by the Parent based primarily upon the Company’s proportionate number of employees or desktop computers. Both the Company and the Parent consider these cost allocations to be reasonable reflections of the cost of services provided. These charges may not necessarily be indicative of the cost the Company would incur for these services if it was a stand-alone, independent company.

The balance sheet as of September 30, 2005 and the statements of operations and cash flows for the nine months ended September 30, 2005 and 2004 have been prepared without audit. In the opinion of the Company’s management, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the financial position, results of operations and cash flows at September 30, 2005 and for the nine month periods ended September 30, 2005 and 2004 have been made. Interim results are not necessarily indicative of the results for the full year.

(2)           Major Customers and Suppliers

Sales to one customer accounted for approximately 10% of revenue for the nine months ended September 30, 2005. Sales to a different customer accounted for approximately 17% of revenue for the nine months ended September 30, 2004.

(3)           Subsequent Event

On November 9, 2005, Hickory Tech Corporation announced a definitive agreement to acquire 100% of the outstanding shares of common stock of Enventis Telecom, Inc., and on December 30, 2005 this acquisition was closed. Enventis Telecom, Inc. is continuing to do business as a wholly owned subsidiary of Hickory Tech Corporation.